EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (filed on or about March 25, 2009) of Oak Valley Bancorp on Form S-8 of our report dated March 31, 2009, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Oak Valley Bancorp for the year ended December 31, 2008.

/s/ Moss Adams LLP

Stockton, California

March 31, 2009